UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 8, 2006

The Immune Response Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-18006	33-0255679
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5931 Darwin Court, Carlsbad, California		92008
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(760) 431-7080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02 Unregistered Sales of Equity Securities.

As previously reported, in August 2005 we issued a secured convertible debenture to Cornell Capital Partners, LP ("Cornell Capital") with an original principal amount of $1,000,000. The original conversion price of the debenture was $0.6315 per share, but this was adjusted pursuant to a "ratchet" antidilution provision on February 8, 2006 to $0.02 per share. As of March 7, 2006, the outstanding principal balance of the debenture was $500,000.

On March 8, 2006, Cornell Capital converted $31,670 of the outstanding principal balance of the debenture into 1,583,500 shares of common stock pursuant to the terms of the debenture at the adjusted $0.02 per share.

As previously reported, in August 2005 we issued to Cornell Capital a warrant to purchase 500,000 shares of common stock The original exercise price of the warrant was $0.924, but this was adjusted pursuant to a "ratchet" antidilution provision on February 8, 2006 to $0.02 per share. As part of this adjustment, the number of shares for which the warrant was exercisable increased to 23,100,000.

On March 9, 2006, Cornell Capital exercised the warrant in part, delivering $10,000 in cash to purchase 500,000 shares of common stock pursuant to the terms of the warrant at the adjusted $0.02 per share.

After this conversion and exercise, we no longer have any authorized but unissued shares of common stock available to enable the further conversion or exercise of Cornell Capital’s remaining derivative securities for the expanded numbers of shares of common stock that resulted from the "ratchet" antidilution provisions discussed above.

The 1,583,500 debenture conversion shares were issued to Cornell Capital pursuant to the Securities Act Section 3(a)(9) registration exemption. The 500,000 warrant exercise shares were issued to Cornell Capital pursuant to the Securities Act Section 4(2) registration exemption.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Immune Response Corporation

March 10, 2006	By:	/s/ Michael K. Green

Name: Michael K. Green
Title: Chief Operating Officer & Chief Financial Officer